Exhibit 99.2
Capital Trust Q3 ’10 Earnings Call
October 27, 2010
10:00 AM ET

Operator:
Hello and welcome to the Capital Trust third quarter 2010 results conference call. Before we begin, please be advised that the forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring, the continued credit performance of the Company’s loan and CMBS investments, its asset/liability mix, the effectiveness of the Company’s hedging strategy, the rate of repayment of the Company’s portfolio assets and the impact of these events on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to Steve Plavin, CEO of Capital Trust. Please go ahead.

Steve Plavin:	Thank you. Good morning everyone. Thank you for joining us and for your interest in Capital Trust.

With me are Geoff Jervis, our Chief Financial Officer and Tom Ruffing our Chief Credit Officer and Head of Asset Management.

Last night we reported our results for the third quarter and filed our 10Q. CT reported a net loss of $134.7 million or $6.02 per share. This loss was driven by $141.8 million of reserves and impairments, offset by operating and other income.

During the quarter, we recorded $102 million of net loss provisions and valuation allowances in our loan portfolio and $40 million of impairments on securities and REO. We also added one loan with a book value of $11 million and one security with a book value of $3 million to our loan and security watch list. Geoff will run you through the detailed numbers, but lower property valuations were the primary driver behind the increase in provisions while projected underlying loan losses on junior classes of CMBS and CDOs led to the increased impairments.

We are operating in a bifurcated market. For primary assets in major cities, values are up significantly. In these markets, tenant demand has already begun or is anticipated to improve in the near term. For secondary properties and markets, weak local economies provide little near term hope. New demand generators for space have yet to emerge and there is little clarity as to what will catalyze these markets and when it will occur.

In general, property cash flows remain under intense pressure, substantially below the levels projected at loan origination in 2006 and 2007. Very significant cash flow improvement remains necessary for the full repayment of financings based on those cash flow projections. Many loans from those vintages are being kept afloat by low Libor and many will be unable to sufficiently recover in order to avoid a restructure or foreclosure as final maturity dates approach in 2011 and 2012.

These difficult current market conditions continue to create opportunities for our CT Investment Management subsidiary. During the quarter, we originated five new investments totaling $157.5 million for funds managed by CTIMCO. Real estate loans and securities managed by CTIMCO exceed $6 billion and several of our opportunistic investments have been sourced as a result of our portfolio management activities. CTIMCO also remains an active special servicer of loans in CMBS pools. With over $500 million of equity remaining to invest in CT Opportunity Partners and CT High Grade Partners II, CTIMCO remains an active investor in the market.

Our third quarter results continue to reflect the challenges of CT balance sheet loans and securities originated at or near the peak of the market. We expect challenging market conditions to persist for the next several quarters as highly leveraged loans approach final maturity.

Our repurchase obligations and syndicated credit facilities totaling $507 million mature in March 2011. We are currently working to address these maturities, but can provide no assurance at this time that we will be successful.

And now Geoff will run you through the third quarter financials

Geoffrey Jervis:	Thank you Steve and good morning everyone.

As Steve mentioned, last night we reported results for the third quarter, recording a net loss of $134.7 million or $6.02 per share.

The net loss for the quarter was primarily the result of $141.8 million of credit impairments to the Company’s investment portfolio comprised of $95.9 million of net loan loss provisions on seven loans, $35.9 million of security impairments on 8 securities, $6.0 million of valuation allowances on our 2 Loans Held for Sale and $4 million of impairments on our one Real Estate Held for Sale asset. Excluding these impairments and $1.2 million of other items, net operating income was $5.9 million or $0.26 per share for the period.

Apart from the impairment activity, the major component of net income was net interest margin on our portfolio of $8.6 million, up $790,000 from last quarter on a series of one-time events offset by the continued negative impact of asset level non-performance in our portfolio.

...other components of operating income were...

Other revenues of $3.0 million, up $780,000 from last quarter on a combination of new, stabilized base management fee revenue from CT Opportunity Partners, increased base management fee income from CT High Grade Partners II as we continued to invest that vehicle, and a one-time incentive management fee from CT Mezzanine Partners III, or Fund III, as we wrapped up the 2003 vintage fund during the third quarter. These increased revenues were offset by special servicing fees — that, despite increased special servicing activity, were down period to period as the realization of this income is inherently inconsistent.

Other expenses, primarily G&A, were $5.1 million, up $640,000 from the prior quarter, driven in part by the distribution to employees and former employees of their share of incentive management fees collected from Fund III and increased professional fees.

A final item of note is income from equity investments, representing the income we record as a co-investor in CT Opportunity Partners. Income for the quarter was $1.1 million, up $120,000 from last quarter as the fund, that carries its investments at fair value and records changes in fair value through its income statement, continued to experience increases in the fair value of its portfolio — a non cash item income item.

Turning to the investment management business, our wholly owned subsidiary, CTIMCO, recorded total third party revenues of $3.8 million for the quarter on a gross basis, or $2.8 million after the GAAP elimination of intercompany activity. In addition to managing its parent, Capital Trust, CTIMCO manages 4 third party private equity vehicles, two of which, CT Opportunity Partners and CT High Grade Partners II, are currently investing and have over $500 million of uncalled equity capital available for investment. CTIMCO also earns revenue as a CDO collateral manager, and as a special servicer. As mentioned earlier, one of our private equity funds, CT Mezzanine Partners III, was wrapped up during the quarter as its final remaining asset was satisfied. The fund, a $425 million vehicle raised in 2003 and invested from 2003 to 2005, made 35 investments aggregating over $1.2 billion and, upon the final distribution, net returns to our investors were 12%.

Over to the balance sheet,

As we mentioned in the first quarter of this year, on January 1st we adopted FAS 167, requiring us to consolidate seven CMBS trusts and materially change the presentation of our financial statements. Specifically, the company’s assets and liabilities are now segregated into those held directly and those representing the assets and liabilities of certain CMBS and CDO trusts, or variable interest entities (referred to as VIEs). At year-end 2009, the aforementioned seven CMBS trusts were carried, as securities, at $79 million, and at September 30, under the new FAS 167 regime, these securities were recorded as $2.61 billion of loans and securitized debt obligations of $2.67 billion. In the past, the only VIEs that we consolidated were the 4 CDOs that were issued by CT. Now, with the consolidation of the 7 new VIEs, our total VIE assets are $3.5 billion and our total VIE liabilities are $3.7 billion.

Starting at the top of the balance sheet...

Cash at quarter end was $24.1 million, down $2.3 million from last quarter. Under the terms of our March debt restructuring, our only “financial” covenant requires maintenance of a minimum cash balance of $5 million, a test that we complied with this quarter... Uses of cash during the quarter included the funding of $680,000 under our one remaining loan commitment and the funding of a $1.4 million capital call to CT Opportunity Partners. Cash represents the primary source of CT’s liquidity and is earmarked to meet the Company’s unfunded commitments that include an additional $780,000 on its one loan commitment and $15 million to its private equity fund co-investment. Despite positive operating income and cash flow shown in our financial statements, due to cash flow redirection provisions in our CDOs and repurchase agreements, as well as scheduled amortization under our senior credit facility, much of this cash flow is not available to us. When combined with the decline in performance of the portfolio, cash flow available to us is expected to be negative going forward. Therefore, the Company will likely be required to use its existing cash balances not only to fund its loan and private equity commitments, but also to fund a portion of operating expenses.

At quarter end, our Securities portfolio was comprised of 64 securities with a total net book value of $535 million (7 securities with a carrying value of $3.3 million held directly and the balance in VIEs). Activity for the quarter included $24.6 million of principal repayments, and $35.9 million of credit impairments. In total, we have 16 impaired securities in the portfolio (25% in number) with total gross book value of $127 million and impairments of $111 million. In addition, we have 11 securities (17% by number) with a total book value of $73 million on our watch list. The directly held, non VIE portfolio has 6 impaired securities with total gross book value of $32.8 million and total impairments of $30.7 million. In addition, the one remaining security in the direct portfolio is on our watch list.

Over to Loans, at quarter end, we held 129 loans with a total carrying value of $3.6 billion. Significant non credit related activity for the quarter included $114.4 million of loan satisfactions and principal repayments and one loan with a book balance of $60.5 million being reclassified as held-for-sale. During the quarter, we recorded $98.4 million of provisions for loan losses against seven loans and experienced $2.5 million in recoveries of previously recorded reserves. In total, 26 of the Company’s loans (20% by number) totaling $1.1 billion of gross book value have recorded reserves of $692 million. In addition to the loans with reserves, the Company maintains a “loan watch list” that is comprised of performing loans of concern that do not carry credit reserves, this watch list contains 23 loans (18% by number) with a total book balance of $671 million. Looking only at the directly held/non VIE portfolio, the Company held 33 loans with a carrying value of $671 million and the net reserve activity for the quarter was $36 million on this portfolio. In the direct portfolio, 12 loans (36% by number) with $544 million of gross book value have recorded reserves of $410 million and 8 loans (24% by number) with carrying values of $156 million are on the watch list.

Equity investments in unconsolidated subsidiaries reflects our co-investments in certain of our investment management funds. The balance is comprised of $10.1 million of capital contributions that we have made to date under our $25 million co-investment commitment to CT Opportunity Partners. Differences between our contributions and the $7.6 million carrying value of this account are almost exclusively due to our recognition of non cash fair value adjustments at the fund.

On the liability side, our total liabilities were $4.7 billion at quarter end. Total liabilities were comprised of $939 million of direct liabilities and $3.7 billion of securitized/VIE liabilities. Recourse, direct liabilities, include the three repurchase agreements, our senior credit facility and the junior subordinated notes. None of the securitized/VIE liabilities are recourse obligations of CT.

During the quarter, we continued to reduce borrowings under our repurchase agreements through principal and net interest margin sweeps, with total outstanding principal balances at quarter end of $408 million, down $21 million from the prior quarter. These facilities, pursuant to our March 2009 restructuring, all mature in March of 2011. Given that financing of this nature is no longer available in the market, there can be no assurances that we will be able to find replacement financing before these liabilities mature.

Our senior credit facility balance declined slightly during the quarter, as scheduled amortization payments slightly exceeded capitalized interest provisions. This facility is co-terminus with our repurchase agreements and, like the repurchase agreements, there can be no assurances that we will be able to find replacement financing.

Our junior subordinated notes, the most subordinate part of our debt capital structure, also restructured in 2009, continue to accrete to their restructured face balance of $144 million. These debentures carry an interest rate of 1% through 2012, when they revert back to their prior coupon of 7.2%, and ultimately mature in 2036.

Looking at our securitized debt, this account represents the liabilities of our consolidated VIEs, comprised of our 4 CT CDOs and the 7 newly consolidated VIE trusts. During the quarter, this account decreased by $117 million, a result of $113 million from repayments due to the application of collateral principal proceeds and $4 million in interest income redirection.

Finally, our shareholders equity account ended the quarter at a deficit of $427 million, a decrease of $133 million from June 30th due primarily to the net loss for the period. On a per share basis, based upon 22.4 million shares outstanding, book value per share stood at negative $19.03 at September 30th.

With that, I will turn it back to Steve.

Steve Plavin:	Thank you. Tony will you open the call for questions.

Operator:
At this time, if you would like to ask a question, please press the “star” and “one” on your touchtone phone. If your question has been answered or you wish to withdraw yourself from the queue you may do so at any time by pressing the “pound” key. Once again, it’s “star” and “one” to ask a question. We’ll pause momentarily to allow questions to enter the queue.

Operator:	Our first question comes from Darryl Kasper with Madison International. Please go ahead.

Darryl Kasper:
Hi this is Darryl. Could you talk through the process of how the replacement financing works or are a lot of these conversations coming down to the last month or last couple of weeks or is it possible to secure financing at a time like today or is it just not feasible to negotiate today for something that’s so far out?

Geoffrey Jervis:
Well these conversations have been occurring since 2008 around the beginning of this crisis. I would say that our March 2009 restructuring represented the first act of a restructuring and we continue to talk to all of our lenders. We have a long road obviously with the situation of the company, but there is no commitment from anybody to do so, there is no obvious replacement financing. Much of our time is being spent on trying to find a solution to our March 2011 refinancing.

Daryl Kasper:	Thank you

Operator:	Thank you. Our next question will come from Evan Dreyfuss with Talon Asset Management. Please go ahead, your line is open.

Evan Dreyfuss:
Yes, I just have a quick question, a little bit of a follow-on to the first question. The way I look at this at the moment, your non-VIE assets have been marked down, it looks like to $0.40 to $0.45 on the dollar. When we get to March 2011 and you’re working with all the lenders, is there a mechanism to try to assess what the value really is and is there a covenant level where if you come up with valuation of $0.50 or $0.55 you need to be higher? What’s the mechanism other than the maturity? Is there enough assets and time to maybe have those assets come back up in value and for them to extend. Other than maturity, is there any other thing that they can say to you in terms of what those assets are marked at?

Geoffrey Jervis:
At maturity in March of 2011 we have no agreement with our lenders. There is no provision necessarily that if the value is at a certain level based upon reserved value or fair value or any other measure of value that we can require our lenders to do anything. I think that any conversation with any lender whether it be our existing lender or new lenders will be based upon where the asset sits on all senses, fair value on a liquidation basis as well as where one might deem the range of ultimate collectability.

Evan Dreyfuss:
And then if you get to a point where they say we don’t want to extend, we’d like this collateral and then you deliver the collateral. Has Capital Trust guaranteed the senior secured loan and the repo agreements? Is all the cash and the equity in your CDOs and the equity in your management business secured by that as well? Can they basically take your entire company to satisfy those loans? If they say, we think the assets are worth $300 million and you owe us $410 million or $500 million, can they take it all then?

Geoffrey Jervis:
It’s a tiered conversation obviously because you have three tiers of recourse debt. The repurchase agreements which are secured, the senior credit facility which is partially secured and then the junior subordinated notes that you own, that are not collateralized and the most subordinate piece of the capital structure. I think that the way it would play out legally is unclear and I don’t want to speculate too much, but the repo lenders have their collateral and we have a right to repurchase that collateral at a certain price in March of 2011. If we don’t come up with the proceeds necessary to repurchase that collateral then in theory that collateral belongs to them. That represents almost the entire value of the company. The second tier of debt being the senior credit facility has some collateral which belongs to that syndicate. Other than that there really is only a de minimis amount of unencumbered collateral that would be available to service any deficiencies at the repos and whatever the deficient claim would be at the unsecured level as well.

Evan Dreyfuss:
But then is the cash and the equity in the other parts of your business pledged to the secured line or if you had done unravel it, does CT get to keep the cash and keep the investment management business?

Geoffrey Jervis:
Well I would say that you should delineate between CT and the investment management business, which is CTIMCO, our wholly-owned subsidiary. That entity has roughly half the cash in the company. That entity has management contracts and is also the home for all the employees and it is separate and distinct. CTIMCO is not pledged as collateral for any liability.

Evan Dreyfuss:	Perfect, that’s it. Thank you, that answer’s the question. Thank you and good luck.

Geoffrey Jervis:	Thank you

Operator:	Thank you. At this time we have no further questions.

Steve Plavin:	Thank you everyone for joining

Operator:	That concludes today’s conference. You may disconnect at this time.
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